EXHIBIT 10.4

NeoPhotonics Corporation

Consulting Agreement

This Consulting Agreement (the “Agreement”) is entered into by and between NeoPhotonics Corporation,  (the “Company”), a Delaware corporation and Kainos Consulting, LLC  (“Consultant”).

1.Consulting Relationship.  During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant has the qualifications, the experience and the ability to properly perform the Services.  Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.  Consultant shall devote at least 30 hours per week to performance of the Services. Company acknowledges and agrees that Consultant’s success in performing the Services hereunder will depend upon the participation, cooperation and support of Company’s management.

2.Fees.    As consideration for the Services to be provided by Consultant and other obligations, the Company shall pay to Consultant the amounts specified in Exhibit A attached to this Agreement at the times specified therein.  As additional consideration for the Services, the Company will provide Consultant with such support facilities and space as may be required in the Company’s judgment to enable Consultant to properly perform the Services.

3.Expenses.  Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior written consent of the Company’s CEO or other manager as designated by Company.  As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4.Term and Termination.  Consultant shall serve as a consultant to the Company for a period commencing on May 15, 2017 (the “Effective Date”); provided however the Consulting Relationship shall terminate if Consultant completes the provision of the Services to the Company under this Agreement. Notwithstanding the above, either party may terminate this Agreement at any time upon five (5) days’ written notice.  In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination.

5.Independent Contractor.  Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee.

(a)Method of Provision of Services:  Consultant shall be solely responsible for determining the method, details and means of performing the Services. The Consultant has not been engaged to audit, attest, review, compile or perform any other type of financial statement reporting engagement (historical or prospective) that is subject to the rules of any national licensing or professional body.  Company agrees that any such services, if required, will be performed by other accountants or consultants.

(b)No Authority to Bind Company.  Neither Consultant, nor any partner, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c)No Benefits.  Consultant acknowledges and agrees that Consultant will not be eligible for any Company employee benefits and, to the extent Consultant or Consultant’s assistants otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant  hereby expressly declines to participate in such Company employee benefits.

(d)Withholding; Indemnification.  Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, partners, agents or its employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s self-employment, sole proprietorship or other form of business organization, and Consultant’s  partners, agents and

NeoPhotonics Corporation Confidential Information

employees, including state worker’s compensation insurance coverage requirements and any US immigration visa requirements.  Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant, partners, agents or its employees.

6.Supervision of Consultant’s Services.  All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s CEO, Tim Jenks, (the “Manager”).  Consultant will be required to report to the Manager concerning the Services performed under this Agreement.  The nature and frequency of these reports will be left to the discretion of the Manager.

7.Consulting or Other Services for Competitors.  Consultant represents and warrants that Consultant does not presently perform or intend to perform, during the term of the Agreement, consulting or other services for, or engage in or intend to engage in an employment relationship with, companies whose businesses or proposed businesses in any way involve products or services which would be competitive with the Company’s products or services, or those products or services proposed or in development by the Company during the term of the Agreement (except for those companies, if any, listed on Exhibit C attached hereto).  If, however, Consultant decides to do so, Consultant agrees that, in advance of accepting such work, Consultant will promptly notify the Company in writing, specifying the organization with which Consultant proposes to consult, provide services, or become employed by and to provide information sufficient to allow the Company to determine if such work would conflict with the terms of this Agreement, including the terms of the Confidentiality Agreement, the interests of the Company or further services which the Company might request of Consultant.  If the Company determines in its sole discretion that such work conflicts with the terms of this Agreement, the Company reserves the right to terminate this Agreement immediately.

8.Confidentiality Agreement.  Consultant shall sign, or has signed, a Confidentiality Agreement.  In the event that Consultant will be causing individuals in its employ or under its supervision to participate in the rendering of the Services, Consultant warrants that it shall cause each of such individuals to execute a Confidentiality Agreement prior to the Effective date and deliver a copy of same to Company.

9.  Representations and Warranties.  Except as expressly set forth herein, all services to be provided hereunder are provided ‘as is” without any warranty whatsoever.  Consultant expressly disclaims all other warranties, terms or conditions, whether express or implied, or statutory, regarding the professional services.   No representation or other affirmation of fact regarding the services provided hereunder shall be deemed a warranty for any purpose or give rise to any liability of Consultant whatsoever.

In no event shall Consultant be liable for any incidental, indirect, exemplary, special, punitive or consequential damages, under any circumstances, including but not limited to:  lost profits, revenue or savings, or the loss, theft, transmission or use, authorized or otherwise, of any data, even if Company or Consultant have been advised of, knew or should have known, of the possibility thereof; provided however, nothing contained herein shall relieve Consultant from any liability or responsibility for its gross negligence, fraud, or willful misconduct.  Notwithstanding anything in this agreement to the contrary, Consultant’s aggregate cumulative liability hereunder, whether in contract, tort, negligence, misrepresentation, strict liability or otherwise, shall not exceed an amount equal to the last two months of fees payable by Company.  Company acknowledges that the compensation paid by it under this agreement reflects the allocation of risk set forth in this agreement and that Consultant would not enter into this agreement without these limitations on its liability.  This paragraph shall not apply to either party with respect to a breach of its confidentiality provisions.

10.Conflicts with this Agreement.  Consultant represents and warrants that neither Consultant nor any of Consultant’s partners, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties.  Notwithstanding the

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foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company.  Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement.  Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

11.Miscellaneous.

(a)Amendments and Waivers.   Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b)Sole Agreement.  This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

(c)Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 72 hours after being deposited in the regular mail as certified mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(d)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(e)Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g)Arbitration.   Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules.  The arbitrator shall apply California law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute.  Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision.  This Section 10(g) shall not apply to the Confidentiality Agreement.

(h)Advice of Counsel.  EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

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The parties have executed this Agreement on the respective dates set forth below.

NeoPhotonics Corporation

By: _______________________________________________________________________________________________________

     Karen Drosky, Vice President, HR

Date: _____________________________________________________________________________________________________

Kainos Consulting, LLC

Print Consultant Name

___________________________________________________________________________________________________________

Thomas Jahn, Managing Partner

Address:___________________________________________________________________________________________________

Phone: ___________________________________________________________________________________________________

Fax: _______________________________________________________________________________________________________

Date:_____________________________________________________________________________________________________

NeoPhotonics Corporation Confidential Information

Exhibit A

Description of Consulting Services

Overview

Consultant will provide services through Sandra Waechter (working through Consultant).  Sandra Waechter will be appointed as interim chief financial officer (CFO) of Company and will provide CFO level services consistent with those appropriate for a public company

Details

Term will be a minimum of 30 hours per week and for a period of anywhere from four (4) to twelve (12) weeks, as determined by the Company and pursuant to Section 4 of the Agreement.

The Company will provide through the Company’s D&O insurance provider, coverage for Sandra Waechter under the existing policy. As requested, the Company will add Sandra Waechter as an insured individual on the policy.

Invoicing & Payment

Consultant shall provide Company with reasonably detailed invoices for hours worked no more frequently than once per month. Company shall pay undisputed invoices net thirty (30) days from the receipt of the invoice.

Fees

Consultant will be paid $350.00 per hour subject to a cap that Company may request in writing from time to time as appropriate.

Reasonable expenses will be paid to Consultant by the Company as submitted through appropriate Company procedure.

ESTIMATED TOTAL COST: From $42,000.00 to $168,000.00 depending on weekly hours and length of services.

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Exhibit B

Confidentiality and Invention Assignment Agreement

1

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Exhibit C

List of Companies Excluded under Section 7

___ No conflicts

___ Additional Sheets Attached

Signature of Consultant:

Print Name:

Date:

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Exhibit D

Indemnification Agreement

0416566.05-2-